Exhibit 99.1

RELEASE ON: February 26, 2013 at 7:30 am ET

CONTACT:	Dan Behrendt Chief Financial Officer TASER International, Inc. (480) 905-2000

TASER Board of Directors Approves Buy Back up to $25 Million of Company Stock

SCOTTSDALE, Ariz., February 26, 2013 – TASER (NASDAQ:TASR) today announced that its Board of Directors has authorized a new share repurchase program for up to $25 million of its common stock. The repurchases will be funded by available cash.

The Company anticipates adopting a stock trading plan (the “Plan”) established in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Rule 10b5-1 allows companies to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, companies can avoid concerns about whether the company had material, non-public information when it purchased its stock. The Company also anticipates that purchases under the Plan will be made in the open market, through block trades, or otherwise and are anticipated to be made in compliance with Rule 10b-18 under the 1934 Act. The amount of shares purchased will be made on working capital requirements. This new share repurchase program is in addition to the three programs fully executed in 2011 and 2012 for a total of $52.5 million.

TASER Links

•	AXON Flex Photos: http://www.taserbranding.com/press-images-axon-flex/

•	TASER Blog: http://blog.taser.com/

•	Brazilian Website Address: http://br.taser.com/

•	French Website: http://fr.taser.com/

•	New German Website: http://de.taser.com/

•	New United Kingdom Website: http://uk.taser.com/

TASER Social Media Links

•	Facebook: https://www.facebook.com/TASER.International

•	TASER Blog: http://blog.taser.com/

•	TASER YouTube: http://www.youtube.com/taserinternational1

•	Twitter: http://www.twitter.com/OfficialTASER

About TASER International, Inc.

TASER protects life. TASER Conducted Electrical Weapons (CEWs) have saved more than 100,000 lives from potential death or serious injury. We enable greater transparency with the industry-leading TASER CAM and AXON Flex on-officer video systems. Together with our customers, we are defining the future of smart policing by connecting intelligent devices and sensors with the first secure cloud-based digital evidence management solution for law enforcement: EVIDENCE.com.

Since 1994, more than 255,000 private individuals have relied on TASER technology to protect themselves and their loved ones. Learn more about TASER and its solutions at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® is a registered trademark of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo is a trademark of TASER International, Inc.

Note to Investors

To review the TASER International Safe Harbor Statement, please visit:

http://investor.taser.com/phoenix.zhtml?c=129937&p=irol-safeharbor.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we will continue to make investments through increased SG&A in 2013; that we anticipate agencies will take advantage of our upgrade program and that we are well positioned to execute our strategy. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements herein.

TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: market acceptance of our products; budgetary and political constraints of prospects and customers; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; our dependence on sales of our TASER X26 and X2 CEWs; our ability to manage our growth; our ability to increase manufacturing production to meet demand; the outcome of pending litigation; establishment and expansion of our direct and indirect distribution channels; the acceptance of our EVIDENCE.com software model; breach of our security measures resulting in unauthorized access to customer data; our ability to design, introduce and sell new products; delays in development schedules; risks relating to acquisitions and joint ventures; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; our ability to protect our intellectual property; intellectual property infringement claims and relating litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms or any state; product defects; rapid technological change; our dependence on third party suppliers for key components of our products; component shortages; our dependence on foreign suppliers for key components; rising costs of raw materials and transportation relating to petroleum prices; catastrophic events; outages and disruptions relating to our EVIDENCE.com service; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2011 under the caption “Risk Factors.”

For investor relations information please contact Erin Curtis by phone at 480-515-6330 or via email at IR@TASER.com.